Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 27th February 2002 (except as to note 22(k) which is as of 28th May 2002 and note 23 which is as of 30th May 2002), relating to the financial statements, which appear in CP Ships Limited Annual Report on Form 40-F/A for the year ended 31st December 2001.

PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario, Canada

26th June 2002